Exhibit 99.1

Horsehead Expects Noncash Charges Related to Hedging Transactions

PITTSBURGH--(BUSINESS WIRE)--July 11, 2011--Horsehead Holding Corp. (Nasdaq:ZINC), a leading U.S. producer of specialty zinc and zinc-based products, indicated that it expects to record non-cash mark-to-market charges for the quarter ended June 30, 2011 related to the recently announced hedging transactions for 2012 and 2013. The mark-to-market adjustment is estimated to be $10 million, after taxes, or $0.23 per diluted share, resulting primarily from a higher zinc price on June 30 compared to the average market price during the period that the hedges were put in place. Mark-to-market adjustments, such as this one, which were made at zinc prices which fall within the range of the “cashless collar” that the Company announced previously will net to zero over the term of the hedges if held until maturity.

The previously announced hedges will provide Horsehead a minimum zinc price of $0.85/lb and a maximum zinc price of $1.20/lb for no cash out of pocket. These hedges cover approximately 8,800 tons per month, which represents approximately 75% of the Company’s expected shipments for the period of January 2012 through June 2013. These hedges have been put in place to help support the Company’s liquidity needs during the construction of the previously announced state-of-the-art, sustainable zinc plant and to help support the Company’s growth objectives.

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,100 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual outcomes could differ materially due to various factors, including the Company’s expected level of zinc shipments in 2012 and 2013, the effectiveness of the Company’s new hedging transactions and their ability to support the Company’s liquidity needs, as well as those risk factors set forth from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. You should carefully consider these factors and the risk factors and other information in our filings with the Securities and Exchange Commission for a description of risks that could, among other things, cause actual outcomes to differ from these forward-looking statements.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, Vice President, 724-773-2212